[Exhibit 4]

CERTIFICATE OF DESIGNATION, PREFERENCES,
RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

OF

CMSF CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, CMSF Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (herein referred to as the “Corporation”),

DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by written unanimous consent dated June 8, 2011, duly adopted a resolution providing for the issuance of a series of one million (1,000,000) shares of the Corporation’s Preferred Stock, par value $0.000001 per share, to be designated “Series A Preferred Stock” and fixing the voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors in accordance with the provisions of its Certificate of Incorporation, as amended, there shall be established and authorized for issuance a series of the Corporation’s Preferred Stock, par value $0.000001 per share, designated, and herein referred to as Series A Preferred Stock, consisting of one million (1,000,000) shares, and having the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions set forth below:

1.           Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Corporation’s Common Stock, par value $0.000001 per share (the “Common Stock”), by reason of their ownership thereof, the amount of $2.00 per share (the “Series A Original Issue Price”) (as adjusted for any stock combinations or splits with respect to such shares).  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)           Thereafter, the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(c)           For purposes of this Section 1, a Liquidation Transaction (as defined below) shall be treated as though it were a liquidation, dissolution or winding up of the Corporation for purposes of triggering an immediate obligation to pay the liquidation preference of the Series A Preferred Stock pursuant to Sections 1(a) and 1(b) above; provided, that if the holders of at least a majority of the Series A Preferred Stock elect not to treat the transaction as a Liquidation Transaction, a Liquidation Transaction shall be deemed not to constitute a liquidation, dissolution or winding up of the Corporation.

A “Liquidation Transaction” means (i) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Corporation, (ii) a merger or consolidation with or into any other entity, unless the stockholders of the Corporation immediately before the transaction own more than 50% of the voting stock of the acquiring or surviving corporation following the transaction (taking into account, in the numerator, only stock of the Corporation held by such stockholders before the transaction and stock issued in respect of such prior-held stock of the Corporation), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation’s securities), of this Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this Corporation (or the surviving or acquiring entity), or (iv) a liquidation, dissolution or winding up of this Corporation; provided, that a bona fide equity financing transaction in which the Corporation is the surviving corporation and does not (directly or through a subsidiary) receive any assets other than cash and rights to receive cash shall be deemed not to constitute a Liquidation Transaction; provided further, that a transaction shall not constitute a Liquidation Transaction if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction.  A series of related transactions shall be deemed to constitute a single transaction, and where such transactions involve securities issuances, they shall be deemed “related” if under applicable securities laws they would be treated as integrated.

(d)           Whenever the distribution provided for in this  Section 1 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the board of directors.

2.           Voting Rights; Directors.

(a)           Each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted, shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded downward to the nearest whole number.

(b)           Except as set forth in Sections 2(c) and 2(d), the board of directors shall consist of seven (7) members.  Except as set forth in Sections 2(c) and 2(d), the holders of the Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect all of the members of the board of directors at each meeting or pursuant to the written consent of the Corporation’s stockholders for the election of directors.

(c)           If, during the 18-month period following the date hereof (the “Measuring Period”), the Corporation incurs 9 consecutive months of losses (as determined by the Corporation’s net income prepared in accordance with United States generally accepted accounting principles (not including the costs related to the registration of the Corporation’s securities required by an Investors’ Rights Agreement among the Corporation and certain other parties, dated as of August 10, 2011, “Modified GAAP”), and applied on a consistent basis during such Measuring Period), the holders of the Series A Preferred Stock shall be entitled to vote, as a separate class and by a majority of the outstanding shares of Series A Preferred Stock, for the election to the Corporation’s board of directors of such number of directors as shall equal, at any given time, one plus the number of board members elected at such time by the holders of Common Stock and Preferred Stock voting together as a single class.

(d)           If at the end of the Measuring Period (i) neither the of the events contemplated by Section 2(c) or 3(b)(i) have occurred, and (ii) the Corporation has recorded cumulative profits (as determined by the Corporation’s net income prepared in accordance with Modified GAAP and applied on a consistent basis during such Measuring Period) during the Measuring Period of less than $1,000,000, then the holders of the Series A Preferred Stock shall be entitled to vote, as a separate class and by a majority of the outstanding shares of Series A Preferred Stock, for the election to the Corporation’s board of directors of such number of directors as shall equal, at any given time, one plus the number of board members elected at such time by the holders of Common Stock and Preferred Stock voting together as a single class.

(e)           If the holders of the Series A Preferred Stock become entitled to exercise the special voting rights granted them in Sections 2(c) and 2(d), they may call a special meeting of stockholders under the Corporation’s bylaws or as provided by law, for the purposes of (i) increasing the number of the Corporation’s directors, and (ii) electing new directors, all in order to implement their special voting rights.  The holders of the Series A Preferred Stock may also exercise all voting rights granted them under Sections 2(c) and 2(d) at any annual or other special meeting of stockholders (if entitled to exercise the special voting rights at such time), or by a written consent signed by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock in accordance with the DGCL.

(f)           Each director elected by the holders of Series A Preferred Stock under Sections 2(c) or 2(d) may be removed only upon the vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

3.           Conversion.  The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into 513.0108 fully paid and nonassessable share of Common Stock (as adjusted for any stock combinations, splits or recapitalizations with respect to the Common Stock).  Such number of shares of Common Stock, as so adjusted from time to time, is referred to herein as the “Conversion Amount of Common Stock.”

(b)           Each share of Series A Preferred Stock shall automatically be converted into the Conversion Amount of Common Stock upon the earlier of (i) if, during the Measuring Period, the Corporation incurs 9 consecutive months of profits (as determined by the Corporation’s net income prepared in accordance with Modified GAAP and applied on a consistent basis during such Measuring Period), the last day of the ninth consecutive month of profits, and (ii) if (A) neither the of the events contemplated by Section 2(c) or Section 3(b)(i) have occurred prior to end of the Measuring Period, and (B) the Corporation has recorded cumulative profits during the Measuring Period of more than $1,000,000 in accordance with Modified GAAP, the last day of the Measuring Period, and (iii) the date specified by written consent or agreement of the holders of at least sixty-seven percent of the then outstanding shares of Series A Preferred Stock (voting together on an as converted to Common Stock basis).

(c)           Upon conversion in accordance with Section 3(a) or 3(b), a holder of Series A Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid.

(d)           In the event that this Corporation at any time or from time to time after the date of the original issuance of Series A Preferred Stock shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Amount of Common Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.  In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(e)           If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 3(d) above or a merger or other reorganization referred to in Section 1(c) above), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, reclassification or otherwise.

(f)           The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(g)           The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation.

(h)           No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the board of directors).

4.           Protective Provisions.  So long as at least 666,667 shares of Series A Preferred Stock (or an equivalent number of shares of Common Stock into which such shares of Preferred Stock were converted) remain outstanding (as adjusted for any stock combinations, splits, recapitalizations and the like with respect to the Series A Preferred Stock), the Corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of the Series A Preferred Stock (or the shares of Common Stock into which such shares of Preferred Stock were converted), voting together as a single class:

(a)           alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(b)           increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Common Stock;

(c)           authorize or issue any new class of stock or series of Preferred Stock;

(d)           declare or pay any cash dividends or other distributions with respect to Common Stock or Preferred Stock; or

(e)           amend or waive any provision of the Corporation’s Amended and Restated Certificate of Incorporation or bylaws if such amendment or waiver would change or affect any of the rights, preferences or privileges of any shares of Series A Preferred Stock.

5.           No Reissuance of Series A Preferred Stock.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

IN WITNESS WHEREOF, CMSF Corp. has caused this Certificate to be signed by Stephen Crosson, its Chief Executive Officer, as of August 10, 2011.

CMSF CORP.

By:	/s/ Stephen Crosson
Name:	Stephen Crosson
Title:	Chief Executive Officer